Guardian

Guardian Investments

Park Avenue Institutional Advisers LLC1

Code of Ethics

Summary

This Code of Ethics Policy (“Policy”) sets forth the standards of conduct expected of Supervised Persons (defined herein) of Park Avenue Institutional Advisers LLC (“PAIA”) and adresses conflicts that arise from personal trading by Supervised Persons.

[1]	Park Avenue Institutional Advisers LLC, a wholly owned subsidiary of the Guardian Life Insurance Company of America, acting in its capacity as an adviser registered with the U.S. Securities and Exchange Commission.

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Table of Contents

1.	Scope and Purpose
2.	Standard of Business Conduct and Compliance with Laws
3.	Definitions
3.1	Access Person
3.2	Beneficial Ownership
3.3	Investments Compliance
3.4	Investments Personnel
3.5	Portfolio Manager
3.6	Security
3.7	Supervised Person
4.	Pre-clearance of Personal Securities Transactions
5.	Prohibited Transactions and Practices
5.1	Prohibited Transactions
5.2	Misuse of Material Non-Public Information
5.3	Initial Public Offerings
5.4	Prohibition on Short-term Profits
5.5	Gifts and Entertainment
5.6	Service on Boards of Publicly Traded Companies
5.7	Private Placements
5.8	Portfolio Manager Trades
5.9	Exchange Traded Funds
5.10	Outside Business Activities and 5% Ownership in a Public Company
6.	Exempt Purchases and Sales
7.	Personal Securities Reporting
7.1	Transaction Reports
7.2	Holdings Reports
7.3	Brokerage Accounts
8.	Receipt and Acknowledgement of the Code
9.	Reporting of Violations of the Code
10.	Violations and Sanctions
11.	Recordkeeping

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1.	Scope and Purpose

This policy applies to the all Supervised Persons of PAIA. The purpose of this Policy is to set forth standards to ensure that personal investment activities are conducted in compliance with fiduciary obligations, applicable laws and regulations and that conflicts of interest related to personal investment activities are avoided or managed appropriately.

2.	Standard of Business Conduct and Compliance with Laws

PAIA has adopted the following Code of Ethics (“Code”) in connection with the investment advisory services it may from time to time provide to institutional and other clients (“PAIA clients”), as well as investment sub-advisory services it provides to certain registered investment companies (each, a “Fund,” and collectively, the “Funds”). The Code governs securities trading by Supervised Persons of PAIA. Inherent throughout the Code is the principle that Supervised Persons have a responsibility to place the interests of PAIA clients and the Funds’ shareholders, as applicable, ahead of their own, to resolve conflicts in favor of PAIA clients and the Funds, and to comply with applicable federal securities laws.

As a registered investment adviser, PAIA and its personnel owe a fiduciary duty requiring all Supervised Persons to place the interests of PAIA clients and Fund shareholders ahead of their own interests. A critical component of PAIA’ and all Supervised Persons’ fiduciary duty is to avoid potential conflicts of interest. Accordingly, Supervised Persons must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of PAIA clients and Fund shareholders. Please bear in mind that a conflict of interest can arise even if there is no financial loss to PAIA clients or the Funds, and regardless of the employee’s motivation. Many potential conflicts of interest can arise in connection with personal trading and related activities of Supervised Persons.

The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

•	At all times, the interests of PAIA clients and Fund shareholders must come first. In other words, as fiduciaries Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of PAIA clients and Fund shareholders.

•	All personal securities transactions must be conducted consistently with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

•	Supervised Persons should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or PAIA in contravention of this Code is prohibited.

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It is every Supervised Person’s responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment. Mere technical compliance with the procedures set forth in the Code will not serve to insulate from scrutiny those personal trades that indicate a pattern of breach of the Supervised Person’s responsibilities to PAIA clients and Fund shareholders.

This Code is subject to modification and further development. PAIA, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Code, at any time. PAIA will provide reasonable advance notice to any persons covered by the Code whose reporting or other responsibilities or obligations under the Code are changed by any such amendment or modification. PAIA has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.

3.	Definitions

3.1 Access Person2

As used in this Code, the term “Access Person” is defined as:

•	any Supervised Person of PAIA (A) who has access to non-public information regarding the securities transactions of PAIA clients and the Funds, or non-public information regarding the portfolio holdings of the Funds; or (B) is involved in making securities recommendations to PAIA clients, including the Funds, or has access to recommendations on behalf of a PAIA client including any Fund that are non-public; or

•	any Supervised Person of PAIA (or of any company in a control relationship with PAIA) or a member of the staff of the Investments department or other employee, officer or director of The Guardian Life Insurance Company of America (“Guardian Life”) who, in the ordinary course of his or her duties: (A) participates in the determination of which recommendations shall be made on behalf of a PAIA client, including any Fund; (B) engages in functions or duties which relate to the determination of which recommendations shall be made; or (C) obtains any information concerning recommendations being made with regard to the purchase or sale of securities by PAIA clients and any Fund.

All directors and officers of PAIA are presumed to be Access Persons unless Investments Compliance determines that such presumption may be rebutted after review of the facts and circumstances, including procedures to ensure that such persons do not have access to non-public information regarding the securities transactions of PAIA clients and the Funds, or non-public information regarding the portfolio holdings or strategies of the Funds.

[2]	This term covers not only the Access Person, but also his or her immediate household (as defined below), or any trust or estate of which the person or spouse is a trustee, fiduciary or beneficiary, or any person for whom the Access Person directs or effects transactions under a power of attorney or otherwise. The term “immediate household” means anyone who resides in the Access Person’s household or who depends on the Access Person for basic living support and may include any of the following persons: the Access Person’s spouse or domestic partner, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

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3.2 Beneficial Ownership

The term “Beneficial Ownership” is interpreted in the same manner as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. In general, “Beneficial Owner” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities of an issuer. The term also includes any interest in a security that entitles a person to benefits substantially equivalent to ownership even though such person is not the owner of record. Thus, a person may be regarded as the Beneficial Owner of securities held in the name of another person if by reason of any contract, understanding, relationship, agreement or other arrangement a person obtains such benefits of ownership. Securities owned beneficially by a person would include securities held by others for such person’s benefit (e.g., by a custodian, broker, trustee, executor or administrator), securities held for such person’s account by pledgees, securities owned by a partnership in which such person is a member and securities owned by any closely held or related corporation of any corporation which should be regarded as a personal holding corporation of such person.

3.3 Investments Compliance

As used in this Code, the term “Investments Compliance” shall mean authorized personnel in the office of the Chief Compliance Officer of PAIA (“Chief Compliance Officer”).

3.4 Investments Personnel

As used in this Code, the term “Investments Personnel” shall mean any Access Person who is also a member of the staff of the Investments Department of Guardian Life.

3.5 Portfolio Manager

As used in this Code, the term “Portfolio Manager” shall mean a person entrusted with the direct responsibility and authority to make investment decisions affecting a PAIA client, including a Fund. The Chief Compliance Officer may at his or her discretion identify other Access Persons to be classified as Portfolio Managers as deemed appropriate. For example, Access Persons who provide information or advice to Portfolio Managers, or who help execute and/or implement the Portfolio Manager’s investment decisions, may be included in the Portfolio Manager classification. All Access Persons identified as Portfolio Managers will be notified of such status.

3.6 Security

As used in this Code, the term “security” has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended except that the term shall not include:

•	securities that are direct obligations of the government of the United States;

•	bankers’ acceptances;

•	bank certificates of deposit;

•	commercial paper;

•	securities guaranteed by the U.S. Government (e.g., Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Federal National Mortgage Association (“FNMA” or “Fannie Mae”) or Federal Home Loan Mortgage Corporation (“FHLCM” or “Freddie Mac”);

•	high-quality short-term debt instruments (including repurchase agreements);

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•	shares of money market mutual funds;

•	shares of registered open-end investment companies; and

•	shares of unit investment trusts that are invested exclusively in one or more registered investment companies (e.g., variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts).

3.7 Supervised Persons

As used in this Code, the term “Supervised Person” shall include any officer, director, or employee of PAIA.

4.	Pre-clearance of Personal Securities Transactions

Subject to the exceptions listed below, no Access Person may purchase or sell any security without first obtaining prior approval from Investments Compliance. These pre-clearance procedures shall not apply to exempt transactions as set forth in Section 6 of this Code.

Any Access Person who wishes to purchase or sell a security that is not exempt from the Code’s pre-clearance procedures must submit an approval request to Investments Compliance through the StarCompliance System, including the type of information described in Section 7.1 below concerning the transaction. An Access Person must also represent that, to the best of his or her knowledge, the transaction does not conflict with or violate the provisions of this Code.

An approval of a securities trade shall remain valid only for the date approval is given by Investments Compliance, and the two following calendar days, except that no pre-clearance is valid after the calendar week in which pre-clearance has been granted. If the proposed securities transaction is not completed during the period in which approval is granted, or by the end of the calendar week, if sooner, the Access Person must seek additional approval prior to completing the transaction. All personal transaction approvals are subject to cancellation by Investments Compliance at any time.

5.	Prohibited Transactions and Practices

5.1 Prohibited Transactions

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which, to his or her knowledge, is currently being purchased or sold by any PAIA client, including the Funds, or which, to his or her knowledge, PAIA or any employee of PAIA or of any PAIA client, including the Funds, is actively considering recommending to a PAIA client, including the Funds, for purchase or sale. These prohibitions shall continue until the time that PAIA or the employee decides not to recommend such purchase or sale, or if such recommendation is made, until the time that the PAIA client completes, or decides not to enter into, such recommended purchase or sale. These prohibitions shall apply to any purchase or sale by any Access Person of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by any PAIA client, including the Funds. Any profits realized on trades made by Access Persons within the proscribed period must be disgorged.

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No Access Person may utilize a Fund for short-term trading (“market timing”) purposes, as defined from time to time in each Fund’s prospectus.

5.2 Misuse of Material Non-Public Information

No Access Person shall make personal use of material non-public information or engage in a securities transaction available only by reason of his or her position with PAIA, Guardian Life or their affiliates. Each investment opportunity which comes to the attention of an Access Person and which is appropriate for consideration by the PAIA clients and the Funds must first be made available to PAIA clients and the Funds before the Access Person may take personal advantage of the opportunity.

5.3 Initial Public Offerings

No Access Person may purchase, directly or indirectly, any securities to be issued in an initial public offering, other than municipal bonds. Investments in initial public offerings of municipal bonds must be pre-approved by Investments Compliance.

5.4 Prohibition on Short-term Profits

Except as described below, no Access Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. All profits realized on such short-term trades must be disgorged. Subject to pre-approval by Investments Compliance, a securities transaction which occurs within the 30 day proscribed period as a result of a change in personal circumstances that takes place or becomes known during the proscribed period shall not be considered a violation of this section or subject to the disgorgement rule set forth in this section.

5.5 Gifts and Entertainment

No Investment Personnel shall accept any gifts or other things of more than de minimis value (in excess of one hundred dollars ($100.00)) from any person or entity that does business with or on behalf of the Funds, PAIA, Guardian Life or their affiliates. As a continuing guideline for defining de minimis, Investments Compliance relies on guidance provided by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) in comparable circumstances.

Investment Personnel may attend an occasional dinner, sporting event or the theater, or comparable entertainment, so long as the provider of the entertainment is present at the dinner or event, and such entertainment is not conditioned on doing business with any of the Funds, PAIA, Guardian Life or their affiliates, and is neither so frequent nor expensive as to raise questions of propriety.

Investments Compliance should be consulted in any questionable situation. All gifts and entertainment received by Investment Personnel, regardless of the value, must be reported on a Gifts and Entertainment form in the StarCompliance system.

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5.6 Service on Boards of Publicly Traded Companies

No Access Person shall serve on the board of directors of publicly traded companies, absent a prior written authorization by Investments Compliance based upon a determination that the board service is consistent with the interests of the Funds and their shareholders. Any Access Persons who are authorized to serve as directors shall have no authority to make or influence investment decisions by the Funds with regard to any company on whose board they serve.

5.7 Private Placements

Access Persons who hold securities acquired in a private placement must disclose that investment when they take part in any way in a Fund’s subsequent consideration of any investment transaction with respect to the issuer of the private placement. A Fund’s decision to purchase securities of the issuer of such private placement shall be subject to an independent review by Investments Compliance with no personal interest in the matter.

Access Persons investing in a private placement of any kind must obtain prior approval from Investments Compliance. All Access Persons requesting private placement approval must submit a completed Private Placement Approval Request Form through the StarCompliance System. Supporting documents necessary to fully evaluate the approval of a private placement investment must be provided to Investments Compliance at the time of the request. Approval to invest in a private placement shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities on their Initial Holdings Report and must report them on the Annual Holdings Report filed through the StarCompliance System.

5.8 Portfolio Manager Trades

No Portfolio Manager may buy or sell a security within at least seven calendar days before the day any Client advised by PAIA, which includes the Funds, trades in that security. All profits realized on trades by Portfolio Managers within the proscribed period must be disgorged.

5.9 Exchange Traded Funds

All personal transactions in exchange traded funds (“ETF’s”) are subject to pre approval and all reporting requirements as defined in the Code. However, broad-based ETF’s (ETF’s based on non sector specific indices, including but not limited to Dow Jones Industrial Average, S&P 500, Russell (1000, 2000, 3000), NASDAQ 100, Wilshire 500 or Morgan Stanley Capital International) are exempt from the proscribed trading periods in Sections 5.1 and 5.8 of this Code.

5.10 Outside Business Activities and 5% Ownership in a Public Company.

All Access Persons must advise Investments Compliance of all outside business activities, directorships or ownerships of 5% or greater of the voting shares of any public company by submitting the Outside Business Activity/ 5% Ownership in a Public Company disclosure form through the StarCompliance System.

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6.	Exempt Purchases and Sales

The pre-clearance requirements in Section 4 of this Code shall not apply to the following:

•	purchases or sales of securities which are ineligible for purchase or sale by the Funds;

•	purchases or sales of securities excluded under Section 3.6 of this Code; and

•	purchases effected upon the exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

7.	Personal Securities Reporting

7.1 Transaction Reports

Each Access Person shall provide a report through the StarCompliance System, for review by Investments Compliance no later than 30 days after the end of each calendar quarter, which must cover, at a minimum, all transactions during the quarter for each security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except purchases and sales specifically exempted in Section 6 above and as set forth below.

All Access Persons must direct their brokers to supply to Investments Compliance, on a timely basis, duplicate copies of confirmations of all personal securities transactions required to be reported by this Code and copies of periodic statements for all securities accounts. Each such report shall state: (1) the title and type of security involved; (2) the exchange ticker or CUSIP number, as applicable; (3) the number of shares and principal amount of the security involved; (4) the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (5) the price at which the transaction was effected; (6) the broker, dealer or bank with or through whom the transaction was effected; (7) the name of the broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person; and (8) the date the Access Person submitted the report.

Transactions not exempted by Section 6 and all transactions in shares of a Fund3 must be reported on a quarterly basis through the StarCompliance System. Transaction reports need not be submitted with respect to transactions effected pursuant to an automatic investment plan. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security.

Each report shall be treated confidentially and will be maintained on file in the office of Investments Compliance. The reports are, however, available for inspection by authorized members of the staff of the Securities and Exchange Commission during normal business hours.

[3]	Investments Compliance will rely on data feeds and reporting from service providers for the reporting of transactions of Access Persons in the Funds for certain benefits programs including Guardian Life 401(k) accounts (i.e., shares held at Wells Fargo or any successor custodian for the Guardian Life 401(k) plan), payroll deduction or direct purchased Funds (i.e., shares held in a transfer agent account at BFDS or any successor transfer agent for the Funds).

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7.2 Holdings Reports

All Access Persons shall disclose all personal securities in which the Access Person has any direct or indirect Beneficial Ownership to Investments Compliance, including holdings of private placements and shares of any Fund by submitting an Initial Holdings Report via the StarCompliance System within 10 days following the commencement of employment or upon becoming an Access Person, if later. The information on the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person and must contain (i) the title and type of security; (ii) the exchange ticker or CUSIP number, as applicable; (iii) the number of shares and principal amount of the security involved; (iv) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and (v) the date the Access Person submitted the report.

Each Access Person must also file a report disclosing all personal securities holdings including holdings of private placements and shares of any Fund through the StarCompliance System once a year and the information must be current as of a date no more than 45 days prior to the date the report was submitted. Holdings reports must include shares owned through an automatic investment plan.

Each such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security.

7.3 Brokerage Accounts

Brokerage accounts may not be maintained with any broker/dealer who is not on the approved designated broker/dealer list without Investments Compliance approval. Please contact Investments Compliance for a current list of approved designated broker/dealers. All new brokerage accounts must be disclosed to Investments Compliance within five business days or prior to making any securities transactions in the account, the lesser of which applies.

8.	Receipt and Acknowledgement of the Code

All Supervised Persons must receive a copy of the Code and any amendments to the Code. All Supervised Persons must certify annually via the StarCompliance System that they have read the Code and recognize that they are subject to the requirements set forth herein. Further, all Access Persons must certify annually that they have complied with the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

9.	Reporting of Violations of the Code

Any known violations of this Code must be reported promptly to the Chief Compliance Officer.

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10.	Violations and Sanctions

Should Investments Compliance detect a potential violation of this Code or any apparent trading irregularity, Investments Compliance shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If Investments Compliance reasonably believes a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the PAIA Compliance Oversight Committee for review and a determination of the appropriate sanction, if necessary.

Upon learning of a violation of this Code, the PAIA Compliance Oversight Committee may impose such sanctions as they deem appropriate under the circumstances which may include but is not limited to the following: written warnings, fines, disgorgement of profits, suspension of trading privileges or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

11.	Recordkeeping

Copies of the Code, Supervised Persons’ written acknowledgment of receipt of the Code, records of violations of the Code, and records of actions taken as a result of violations shall be maintained by Investments Compliance, in addition to: (i) the names of all Access Persons (including the basis of any determinations made by Investments Compliance that a director or officer of PAIA is not an Access Person); (ii) holdings and transaction reports made by Access Persons; and (iii) records of any decisions approving Access Persons’ acquisitions of securities not specifically exempted under Section 6 of the Code. All such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year on which the last entry was made on such record, the first two years in an easily accessible place.

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